EXHIBIT 99.1
COMPREHENSIVE BEHAVIORAL CARE, INC. ANNOUNCES EXPANSION OF
SERVICES TO MARYLAND AND WASHINGTON, D.C.
TAMPA, FL — (BUSINESSWIRE) — February 2, 2006 — Comprehensive Behavioral Care, Inc. (CompCare), a wholly owned subsidiary of Comprehensive Care Corporation (OTCBB: CHCR), today announced that it has been selected by one of its existing health plan clients to provide managed behavioral health and substance abuse services in Maryland and Washington, D.C. Under this agreement, CompCare will provide services to the plan’s 7,500 Medicare members. The contract will commence effective March 1, 2006.
Mary Jane Johnson, Chief Executive Officer, said, “Our growth strategy includes capitalizing on the entry of many health plans into the Medicare Advantage marketplace and expanding services into new geographic areas. We succeeded last year in expanding our Medicare business into Pennsylvania, Connecticut and Texas, and are starting this year off by venturing into Maryland and the District of Columbia. We believe this achievement so early in the year will give a great deal of impetus to our sales efforts.”
Ms. Johnson added, “Working diligently to provide the highest caliber of service for clients has always been a driving force behind our company. This award validates the commitment and support we give to our clients.”
About Comprehensive Care Corporation
Established in 1969, CompCare provides behavioral health, substance abuse, and employee assistance programs for governmental agencies, managed care companies and employer groups throughout the United States. Headquartered in Tampa, Florida, CompCare operates regional service centers in Florida, Michigan, and Texas; serves approximately 800,000 covered individuals nationwide; and has a network of approximately 8,000 qualified behavioral health practitioners. With 36 years of experience in the industry, CompCare focuses on personalized attention, flexibility, a commitment to high-quality services, and innovative approaches to behavioral health that address both the specific needs of clients and changing healthcare industry demands.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain information included herein and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company’s anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include, but are not limited to, changes in local, regional, and national economic and political conditions, the effect of governmental regulation, competitive market conditions, varying trends in member utilization, our ability to manage healthcare operating expenses, the profitability of our capitated contracts, cost of care, seasonality, and other risks detailed from time to time in the Company’s SEC reports.
FOR MORE INFORMATION, PLEASE CONTACT
Robert J. Landis, Chairman, Chief Financial Officer and Treasurer — (813) 288-4808
204 South Hoover Boulevard, Suite 200
Tampa, Florida 33609
813-288-4808 * Fax 813-288-4844
www.compcare-shareholders.com